Exhibit (e)(6)

AMENDMENT TO THE DISTRIBUTION AGREEMENT
FOR TIAA-CREF FUNDS

          AMENDMENT, dated as of January 1, 2013, to the Distribution Agreement dated June 1, 1999 (the “Agreement”), as subsequently amended by and between TIAA-CREF Funds (formerly, “TIAA-CREF Institutional Mutual Funds”) (“TCF”) and Teachers Personal Investors Services, Inc. (“TPIS”).

          WHEREAS, as of the date hereof, TCF consists of 58 series, currently known as the Growth & Income Fund, International Equity Fund, Emerging Markets Equity Fund, Large-Cap Growth Fund, Large-Cap Value Fund, Mid-Cap Growth Fund, Mid-Cap Value Fund, Small-Cap Equity Fund, Large-Cap Growth Index Fund, Large-Cap Value Index Fund, Equity Index Fund, S&P500 Index Fund, Small-Cap Blend Index Fund, International Equity Index Fund, Emerging Markets Equity Index Fund, Enhanced International Equity Index Fund, Enhanced Large-Cap Growth Index Fund, Enhanced Large-Cap Value Index Fund, Social Choice Equity Fund, Real Estate Securities Fund, Global Natural Resources Fund, Managed Allocation Fund, Bond Fund, Bond Plus Fund, Bond Index Fund, Short-Term Bond Fund, High-Yield Fund, Tax-Exempt Bond Fund, Inflation-Linked Bond Fund, Money Market Fund, Social Choice Bond Fund, Lifecycle 2010 Fund, Lifecycle 2015 Fund, Lifecycle 2020 Fund, Lifecycle 2025 Fund, Lifecycle 2030 Fund, Lifecycle 2035 Fund, Lifecycle 2040 Fund, Lifecycle 2045 Fund, Lifecycle 2050 Fund, Lifecycle 2055 Fund, Lifecycle Retirement Income Fund, Lifecycle Index 2010 Fund, Lifecycle Index 2015 Fund, Lifecycle Index 2020 Fund, Lifecycle Index 2025 Fund, Lifecycle Index 2030 Fund, Lifecycle Index 2035 Fund, Lifecycle Index 2040 Fund, Lifecycle Index 2045 Fund, Lifecycle Index 2050 Fund, Lifecycle Index 2055 Fund, Lifecycle Index Retirement Income Fund, Lifestyle Income Fund, Lifestyle Conservative Fund, Lifestyle Moderate Fund, Lifestyle Growth Fund and Lifestyle Aggressive Growth Fund (the “Funds”);

          WHEREAS, TPIS is willing to distribute each class of shares of the Funds; and

          WHEREAS, certain Distribution Plans under Rule 12b-1 under the Investment Company Act of 1940 with respect to certain classes of shares of the Funds have been amended;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, TCF and TPIS hereby agree as follows:

          1. Section 4 of the Agreement shall be amended to read as follows:

          (a) TPIS shall be responsible for all expenses relating to the distribution of the Shares, including but not limited to:

          (i) the costs and expenses of providing the necessary facilities, personnel, office equipment and supplies, telephone service, and other utility service necessary to carry out its obligations hereunder;

          (ii) charges and expenses of outside legal counsel retained with respect to activities related to the distribution of the Shares;

          (iii) the costs and expenses of printing and delivery of definitive prospectuses and statements of additional information and any supplements thereto for prospective purchasers;

          (iv) expenses incurred in connection with TPIS’s registration as a broker or dealer or in the registration or qualification of its officers, directors or representatives under federal and state securities laws;

          (v) the costs of promotional, sales and advertising material; and

          (vi) any other expenses incurred by TPIS or its representative in connection with performing the obligations of TPIS under this Agreement.

          IN WITNESS WHEREOF, TCF and TPIS have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

By:	Attest:

Title:	Title:

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By:	Attest:

Title:	Title: